UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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Filed by a Party other than the Registrant	☐

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☐ Preliminary Proxy Statement

☐ Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

PRESIDENTIAL LIFE CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRESIDENTIAL LIFE CORPORATION
69 Lydecker Street
Nyack, New York 10960

SUPPLEMENT, DATED AUGUST 2, 2010 TO
THE PROXY STATEMENT, DATED JULY 2, 2010

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 18, 2010

The following information supplements and amends the proxy statement (the “Proxy Statement”) of Presidential Life Corporation (the “Company,” “we,” “us,” or “our”) furnished to stockholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board of Directors”) for the 2010 Annual Meeting of the Company’s stockholders scheduled to be held at The Comfort Inn, 425 E. Route 59, Nanuet, New York 10954, at 10:00 a.m., local time, on Wednesday, August 18, 2010, or any postponement or adjournment thereof (the “Annual Meeting”). This supplement to the Proxy Statement (this “Supplement”) is being filed with the Securities and Exchange Commission (the “SEC”) on August 2, 2010. THE PROXY STATEMENT CONTAINS IMPORTANT ADDITIONAL INFORMATION AND THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Only shareholders of record on the close of business on June 30, 2010 are entitled to receive notice of and to vote at the Annual Meeting.

On July 2, 2010, Presidential Life Corporation (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) its definitive proxy materials (the “Proxy Statement”) for its Annual Meeting of Stockholders to be held on August 18, 2010. After the Proxy Statement was filed with the SEC and mailed to stockholders, Herbert Kurz filed an amendment to his Schedule 13D with the SEC indicating an intention to solicit proxies in favor of a competing slate of directors and thereafter filed preliminary proxy materials with the SEC.

RECENT DEVELOPMENTS

On December 4, 2009, Kurz commenced a consent solicitation seeking, among other things, to remove, without cause, all of the directors of the Company, other than himself, and to elect his hand-picked slate of nine nominees to the Company’s Board of Directors. If elected, the Kurz nominees intended to reinsert Kurz as interim Chief Executive Officer and President of the Company — a position from which he had voluntarily resigned on March 12, 2009, in order to carry out the Board of Director’s carefully considered and unanimously adopted succession plan, to which he consented. All three major proxy advisory services — RiskMetrics, Glass Lewis and Proxy Governance — recommended that the stockholders of the Company not consent to the Kurz proposals. Kurz never delivered a single consent to the Company.

On December 9, 2009, Mr. Kurz was removed from his position as Chairman of the Board of the Company following an internal investigation by an independent special committee of the Board of Directors. The special committee retained independent counsel, Orrick, Herrington & Sutcliffe LLP, to lead the investigation. Preliminary reports concluded that Mr. Kurz and the Kurz Family Foundation (the “Foundation”) (through Mr. Kurz, an officer and director of the Foundation) likely engaged in improper self-dealing, made taxable expenditures and used the Foundation’s assets in a manner that is inconsistent with its charitable status under Section 501(c)(3) of the Internal Revenue Code.

On February 12, 2010, Kurz filed an amendment to his Schedule 13D stating that he had failed to receive the requisite number of consents in order to effectuate the proposals contained in his consent solicitation. Also on February 12, 2010, Kurz sent a letter to the Company purporting to provide notice that Kurz and his wife intended to nominate nine nominees to the Company’s Board of Directors for election at the Annual Meeting. That letter did not state whether Mr. and Mrs. Kurz intended to solicit proxies in support of their nominees as required by the Company’s bylaws. The Company informed the Kurzs of the deficiencies in their purported notice and by written response on March 22, 2010, then-counsel for the Kurzs stated that they had still not

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determined whether they would solicit proxies but if and when they formed an intention to do so, Kurz would promptly amend his Schedule 13D. The Company did not receive any further communication from Mr. or Mrs. Kurz and a Schedule 13D amendment was not filed prior to the Company’s filing of its proxy materials for the Annual Meeting on July 2, 2010.

By a letter dated June 3, 2010, the New York State Department of Insurance (the “NYSID”), which regulates the Company’s business operations, informed Kurz and the Foundation that, “Following a thorough investigation of these allegations, the Department has concluded that both the Foundation and Mr. Kurz have engaged in untrustworthy conduct that renders them unsuitable to serve as controlling persons of Presidential.” These findings of misconduct include a pattern of improper use of the Company’s health insurance program and the Foundation’s charitable assets. The NYSID went on to determine that, “Mr. Kurz may no longer serve as an officer, director or controlling person” of Presidential Life Insurance Company. A copy of the NYSID letter is attached to this Supplement as Annex B and we urge you to read it in its entirety.

Promptly after receipt of the NYSID letter, Kurz resigned from the Board of Directors of the Company, stating in relevant part in his resignation letter that, “the State of New York Insurance Department notified me, with a copy to Mr. Donald L. Barnes [the CEO of the Company], of its findings whether I may be a controlling person of Presidential Life Corporation.”

On July 13, 2010, Kurz filed an amendment to his Schedule 13D, indicating that he had formed an intention on July 12, 2010, to solicit proxies for his slate of nominees for election as directors at the Annual Meeting. Thereafter, on July 16, 2010, Kurz filed a preliminary proxy statement with the SEC indicating his intention to solicit proxies in favor of his slate of eight director nominees, including Kurz himself. Thereafter, on July 29, 2010, Kurz filed an amended preliminary proxy statement with the SEC.

On July 21, 2010, Kurz filed a complaint against the Company in the Delaware Court of Chancery, Kurz v. Presidential Life Corporation, C.A. No. 5659-VCP, seeking “a declaration that his nominees are entitled to stand for election at the 2010 Annual Meeting and that he may solicit proxies in support of such nominees.” The issue before the Court is whether Kurz complied with the Company’s advance notice bylaw. Kurz also filed a motion for expedited proceedings. On July 29, 2010, the Court granted Kurz’s motion for expedited proceedings, and set a preliminary injunction hearing for August 12, noting that “in deciding whether to expedite the proceedings, the Court must determine whether in the circumstances the plaintiff has articulated a sufficiently colorable claim and shown a sufficient possibility of a threatened irreparable injury as would justify imposing on the defendants and the public the extra costs of an expedited preliminary injunction proceeding. For this purpose, the Court accepts the well-pleaded allegations in the complaint as true, and need not determine the merits of the case or even the legal sufficiency of pleadings at this stage. The Court traditionally has acted with a certain solicitude for plaintiffs in this procedural setting and thus has followed the practice of erring on the side of more hearings on an expedited basis rather than fewer.” The Company has determined that in order to avoid the burden and expense of expedited proceedings, it will accept Kurz’s nominations at the August 18, 2010 Annual Meeting of the nominees named by Kurz in his preliminary proxy statement and will ask the Court to dismiss the action.

Participants in the Solicitation

Under applicable SEC regulations, members of the Board of Directors and certain officers and employees of the Company are “participants” with respect to the Company’s solicitation of proxies in connection with the Annual Meeting. Certain information concerning these “participants” is set forth in the Proxy Statement and in Annex A hereto.

Solicitation

As a result of Kurz’s intended proxy solicitation, we will incur additional costs in connection with our solicitation of proxies. The Company will bear the cost of the Annual Meeting and the cost of soliciting these proxies, including the cost of preparing, printing, handling and mailing proxy materials. The Company will request brokerage houses, banking institutions and other custodians, nominees and fiduciaries to forward the proxy materials to beneficial owners of the shares of Common Stock and will reimburse them for their reasonable expenses incurred in connection therewith. In addition to solicitation by mail, certain officers, directors, regular employees and other representatives of the Company may solicit proxies by telephone, facsimile, in

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person or otherwise. These persons will receive no extra compensation for such services. We have also retained Innisfree M&A Incorporated (“Innisfree”) to assist with the solicitation of proxies for a retention fee of $35,000 plus reasonable expenses. If Mr. Kurz commences an actual solicitation of proxies, an additional fee of $250,000 will be payable to Innisfree. The additional costs are expected to aggregate to approximately $500,000 (inclusive of costs relating to the litigation commenced by Kurz in Delaware, which the Company will request the Court to dismiss), of which approximately $100,000 has been incurred as of the date hereof. Innisfree expects that approximately 50 of its employees would assist in the solicitation.

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to Be Held on August 18, 2010

Our Proxy Statement, 2009 Annual Report to Stockholders and this Supplement are available at: www.eproxyaccess.com/plfe

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ANNEX A

ADDITIONAL INFORMATION REGARDING PARTICIPANTS IN THE SOLICITATION

Under applicable SEC rules and regulations, members of the Board of Directors, the nominees for director and certain officers and other employees of the Company are “participants” with respect to the Company’s solicitation of proxies in connection with the Annual Meeting. The following sets forth certain information about the persons who are “participants.”

Directors and Nominees

The following table sets forth the name and business address of each of the Company’s directors, each of whom is also a nominee for director, and the names and principal business addresses of the corporation or other organization in which such employment is carried on. The principal occupations or employment of each of the Company’s directors are set forth under the heading “Directors and Executive Officers” in the Proxy Statement.

Name	Business Name and Address
Donald L. Barnes	Presidential Life Corporation 69 Lydecker Street Nyack, New York 10960
William M. Trust Jr.	Innovation Management Consulting One Southerly Place New City, New York 10956
William A. DeMilt	Presidential Life Corporation 69 Lydecker Street Nyack, New York 10960
W. Thomas Knight	Presidential Life Corporation 69 Lydecker Street Nyack, New York 10960
John D. McMahon	Con Edison Cooper Station P.O. Box 138 New York, New York 10276-0138
Lawrence Read	Lube Management Corp. 4511 Willow Rd Pleasanton, California 94588
Lawrence Rivkin	Goldfarb & Fleece 345 Park Avenue, 33rd Floor New York, New York 10154
Stanley Rubin	Presidential Life Corporation 69 Lydecker Street Nyack, New York 10960

Certain Officers and Other Employees

The following table sets forth the name and principal occupation of each of the Company’s officers and employees who are “participants.” The principal business address of each of them is c/o of Presidential Life Corporation, 69 Lydecker Street, Nyack, New York 10960.

Name	Principal Occupation
P.B. (Pete) Pheffer	Senior Vice President, Chief Financial Officer and Treasurer of the Company and the Insurance Company
Mark Abrams	Executive Vice President, Chief Investment Officer and Director of the Insurance Company
Jerrold Scher	Senior Vice President, Chief Actuary and Director of the Insurance Company

Information Regarding Transactions in the Company’s Securities by Participants

The following table sets forth purchases and sales of the Company’s securities during the past two years by the persons listed above under “Directors and Nominees” and “Certain Officers and Other Employees.” The Common Stock acquired (or disposed of) in these transactions was for the benefit of the individual purchasers and no part of the purchase price or market value of the Common Stock is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Name	Date	Number of Shares Acquired (Sold)
Donald L. Barnes	10/2/08	543.641
	11/14/08	5,000
	1/2/09	450
	3/12/09	2,000
	4/2/09	475.34
	7/2/09	569
	10/2/09	451
	1/5/10	488.029
	4/5/10	443.633
	7/1/10	497
William M. Trust Jr.	7/1/08	38
	10/1/08	39
	1/2/09	35
	3/18/09	5,000
	4/1/09	40
	7/1/09	37
	10/1/09	29.5
	1/2/10	35.55
	4/1/10	32.12
	4/5/10	30.85
	7/1/10	32
	7/6/10	35

Name	Date	Number of Shares Acquired (Sold)
William A. DeMilt	11/14/08	1,000
	12/15/08	500
	1/2/09	7
	3/31/09	1,000
	4/1/09	11.82
	7/1/09	18
	1/4/10	17
	4/1/10	15
	7/1/10	15
W. Thomas Knight	—	—
John D. McMahon	11/14/08	2,000
	5/28/09	3,000
Lawrence Read	6/17/08	72
Lawrence Rivkin	—	—
Stanley Rubin	11/18/08	500
	1/2/09	10
	4/1/09	12
	7/1/10	9
P.B. (Pete) Pheffer	—	—
Mark Abrams	11/18/08	2,000
Jerrold Scher	—	—

Additional Information Concerning Participants

Except as described in this Annex A or in the Proxy Statement, neither any participant nor any of their respective associates or affiliates (together, the “Participant Affiliates”) is either a party to any transaction or series of transactions since January 1, 2009 or has knowledge of any current proposed transaction or series of proposed transactions (i) to which the Company or any of its subsidiaries was or is to be a participant, (ii) in which the amount involved exceeds $120,000 and (iii) in which any participant or Participant Affiliate had, or will have, a direct or indirect material interest. Furthermore, except as described in this Annex A or in the Proxy Statement, (a) no participant or Participant Affiliate, directly or indirectly, beneficially owns any securities of the Company or any securities of any subsidiary of the Company, and (b) no participant owns any securities of the Company of record but not beneficially.

Except as described in this Annex A or in the Proxy Statement, no participant or Participant Affiliate has entered into any agreement or understanding with any person with respect to any future employment by the Company or any of its affiliates or any future transactions to which the Company or any of its affiliates will or may be a party.

Except as described in this Annex A or in the Proxy Statement, there are no contracts, arrangements or understandings by any participant or Participant Affiliate since January 1, 2009 with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

Except as described in this Annex A or in the Proxy Statement, and excluding any director or executive officer of the Company acting solely in that capacity, no person who is a party to an arrangement or understanding pursuant to which a nominee for election as director is proposed to be elected has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting.

ANNEX B

STATE OF NEW YORK
INSURANCE DEPARTMENT
25 BEAVER STREET
NEW YORK, NEW YORK 10004

David A. Paterson	James J. Wrynn
Governor	Superintendent

June 3, 2010

Bryce Friedman, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017

George Tsougarakis, Esq.
Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, New York 10004-1482

Re:	Application for Approval of Acquisition of Control of Presidential Life Insurance Company (“Presidential”) by Kurz Family Foundation, Ltd. (the “Foundation”)

Dear Messrs. Friedman and Tsougarakis:

I write in connection with the July 7, 2009 letter from Supervising Attorney Michael Campanelli to Andrew Ross, Esq. (“July 7 Letter”) (copy attached) regarding the above-referenced application, which seeks approval from the New York Superintendent of Insurance (“Superintendent”) for the Foundation to acquire control of Presidential, and was submitted to the New York State Insurance Department (the “Department”) under cover letter dated March 17, 2009 and supplemented with additional information on April 16, 2009 and June 18, 2009 (the “Application”).

The July 7 Letter advised that the Application was approved subject to the conditions and limitations set forth in the letter. With regard to trustworthiness of the acquiring person or any of its officers or directors, a factor that Insurance Law § 1506(b)(2) requires to be considered, the July 7 Letter states the following:

Trustworthiness:  A preliminary review of the biographical affidavits of the officers and directors of the Applicant revealed nothing regarding the backgrounds of such individuals that would indicate untrustworthiness, at least at first glance. The biographical affidavits submitted have been forwarded to the Albany office of the Department’s Consumer Services Bureau for further investigation. Moreover, if after full review the Superintendent finds one or more of the Applicant’s officers or directors to be untrustworthy, the Applicant has agreed to either promptly remove the officer or seek the removal of the director, or otherwise to relinquish control of Presidential.

In a separate letter also dated July 7, 2009, from Mr. Campanelli to Robert Sullivan, Esq. (copy attached), the Department confirmed that, upon acquisition of control of Presidential by the Foundation, Mr. Herbert Kurz would continue to have control over Presidential within the meaning of Insurance Law § 1501(a)(2).

As you know, since the issuance of the July 7 Letter, the Department has become aware of certain allegations of misconduct by the Foundation and Mr. Kurz that bear upon their trustworthiness within the meaning of Insurance Law § 1506. Following a thorough investigation of these allegations, the Department has concluded that both the Foundation and Mr. Kurz have engaged in untrustworthy conduct that renders them unsuitable to serve as controlling persons of Presidential. This conclusion is based upon the following findings:

1.  Presidential incorporated on May 19, 1965 under the laws of the State of New York, and commenced business on October 20, 1966.

2.  Presidential obtained licenses to conduct life, annuity and A&H insurance business in 49 states and the District of Columbia.

3.  Presidential is a stock life insurance company and a wholly-owned subsidiary of Presidential Life Corporation (“PLC”), a Delaware-domiciled, publicly owned insurance holding company formed in 1970 for the purpose of acquiring Presidential.

4.  From 1995 to 2002 Herbert Kurz served as the Chief Executive Officer and Chairman of the Board of Presidential.

5.  From 2003 to 2008 Herbert Kurz served as the Chairman of the Board of Presidential.

6.  The group health insurance plans of Presidential (the “Group Health Plans”) provided that employees must be full-time employees of the Group (as defined in the group health plan documents) to be eligible for health insurance coverage.

7.  Ellen Kurz is the daughter of Herbert Kurz.

8.  Ellen Kurz submitted a Member Enrollment and Physicians Selection Form dated December 18, 1996 (the “1996 Enrollment Form”) requesting her enrollment in the Group Health Plan of Presidential.

9.  Ellen Kurz stated in the Kurz Enrollment Form that she had been a full-time employee of Presidential since June 26, 1981.

10.  Ellen Kurz stated in the Kurz Enrollment Form that she worked as an Administrative Assistant in Marketing.

11.  Ellen Kurz stated in the Kurz Enrollment Form that she worked an average of thirty-five hours per week at Presidential.

12.  Ellen Kurz, on the Kurz Enrollment Form, affirmed that she was eligible for health insurance coverage and that all of the information provided was full, complete and true to the best of her knowledge.

13.  Ellen Kurz was not an employee of Presidential when she submitted the Kurz Enrollment Form.

14.  Ellen Kurz was not eligible for health insurance coverage under the Group Health Plans when she submitted the Kurz Enrollment Form.

15.  Ellen Kurz sought the enrollment of Tom Cosgrove, her husband, and Tommy Cosgrove, her child, as eligible dependents under the Group Health Plan.

16.  Tom Cosgrove and Tommy Cosgrove were not eligible dependents under the Group Health Plan.

17.  On or about October 6, 1997, Ellen Kurz requested the enrollment of her daughter, Sophie Cosgrove, as a child dependent under the Group Health Plan.

18.  Sophie Cosgrove was not an eligible child dependent under the Group Health Plan.

19.  Ellen Kurz, Tom Cosgrove, Tommy Cosgrove, and Sophie Cosgrove obtained health insurance benefits under the Group Health Insurance Plans until Presidential terminated coverage on December 31, 2009.

20.  Ellen Fanning is the personal caregiver to Herbert Kurz’s wife, Edythe Kurz.

21.  Ellen Fanning submitted a New York Enrollment Form dated December 15, 2008 (the “Fanning Enrollment Form”) requesting her enrollment in the Group Health Plan of Presidential.

22.  Ellen Fanning stated in the Fanning Enrollment Form that she had been a full-time employee of Presidential since December 2, 2008.

23.  Ellen Fanning stated in the Fanning Enrollment Form that she worked in a non-management position.

24.  Ellen Fanning stated in the Fanning Enrollment Form that she worked an average of thirty-five hours per week at Presidential.

25.  The Fanning Enrollment Form states that “[a]ny person who knowingly and with intent to defraud any insurance company or other person files an application for insurance or statement of claim containing any materially false information or conceals for the purpose of misleading, information concerning any fact material thereto, commits a fraudulent insurance act, which is a crime and shall be subject to a civil penalty not to exceed five thousand dollars and the stated value of the claim for each such violation.”

26.  Ellen Fanning was not an employee of Presidential when she submitted the Fanning Enrollment Form.

27.  Ellen Fanning was not eligible for health insurance coverage under the Group Health Plans when she submitted the Fanning Enrollment Form.

28.  Ellen Fanning obtained health insurance benefits under the Group Health Insurance Plans until Presidential terminated coverage on December 31, 2009.

29.  Mohamed Kinawisayed is a friend and colleague of Herbert Kurz.

30.  Mohamed Kinawisayed submitted a Member Enrollment Form dated June 9, 2004 (the “Kinawisayed Enrollment Form”) requesting enrollment in the Group Health Plan of Presidential.

31.  Mohamed Kinawisayed stated in the Kinawisayed Enrollment Form that he had been a full-time employee of Presidential since May 9, 2004.

32.  Mohamed Kinawisayed stated in the Kinawisayed Enrollment Form that he worked in a non-management position.

33.  Mohamed Kinawisayed stated in the Kinawisayed Enrollment Form that he worked an average of 35 hours per week at Presidential.

34.  The Kinawisayed Enrollment Form states that “[a]ny person who knowingly and with intent to defraud any insurance company or other person files an application for insurance or statement of claim containing any materially false information concerning any fact material thereto, commits a fraudulent act, which is a crime and subjects such person to criminal and civil penalties.”

35.  Mohamed Kinawisayed was not an employee of Presidential when he submitted the Kinawisayed Enrollment Form.

36.  Mohamed Kinawisayed was not eligible for health insurance coverage under the Group Health Plans when he submitted the Kinawisayed Enrollment Form.

37.  Mohamed Kinawisayed obtained health insurance benefits under the Group Health Insurance Plans until Presidential terminated coverage on December 31, 2009.

38.  Presidential advised Herbert Kurz that the medical premium due from Presidential to its health insurance carrier for 2009 increased by $37,382.85 due to the enrollment of Ellen Kurz, Ellen Fanning, and Mohamed Kinawisayed under the 2009 Group Health Plan.

39.  Presidential advised Herbert Kurz that the medical premium due from Presidential to its health insurance carrier for 2008 increased by $28,646.60 due to the enrollment of Ellen Kurz, Ellen Fanning, and Mohamed Kinawisayed under the 2008 Group Health Plan.

40.  Herbert Kurz wrote a check dated December 9, 2009 in the amount of $37,382.85 made payable to Presidential to reimburse Presidential for the increased premium for policy year 2009.

41.  Herbert Kurz wrote a check dated April 1, 2009 in the amount of $28,646.60 made payable to Presidential to reimburse it for the increased premium for policy year 2008.

42.  The Foundation is a Delaware not-for-profit corporation.

43.  The Foundation was established as a § 501(3)(c) organization under the Internal Revenue Code of 1986 (the “IRC”).

44.  Herbert Kurz established the Foundation.

45.  Herbert Kurz gifted to the Foundation the majority of its assets through gifts of PLC common stock.

46.  Herbert Kurz has been a director of the Foundation since 1986.

47.  Herbert Kurz has been responsible and in charge of the day-to-day affairs of the Foundation since 1986.

48.  Since 1996, Ellen Kurz has served as a Director of the Foundation.

49.  Since 2006, Tom Cosgrove has served as a Director of the Foundation.

50.  Tom Cosgrove and Ellen Kurz accepted health insurance benefits from Presidential for which they were not eligible while serving on the Board of the Foundation.

51.  The Foundation made expenditures inconsistent with its status as a § 501(3)(c) organization and the IRC.

52.  The Foundation paid excessive fees to its Directors, some of whom are members of Herbert Kurz’s immediate family.

53.  In 2006, the Foundation reported to the Internal Revenue Service (the “IRS”) that it paid $20,000 in consulting fees to Ronnie Farley.

54.  Ronnie Farley is the girlfriend of Alex Ewen, a relative of Herbert Kurz.

55.  In 2007, the Foundation reported to the IRS that it paid a total of $54,285 in consulting fees to Ronnie Farley, Alex Ewen, Claudia Grannelli, Beth Counts, Christopher Lafontant, and Henry Foner.

56.  After 2007, the Foundation continued to report to the IRS that it paid consulting fees to various individuals, including Lewis Wexler, a friend of Herbert Kurz and Board member of the Foundation, and Thomas Cosgrove, Ellen Kurz’s husband (or ex-husband) and former Board member of the Foundation.

57.  The Foundation did not prepare any IRS Form 1099s for the consultants identified in the Foundation’s tax returns.

58.  The Foundation has been unable to explain or document what, if any, services the consultants provide to the Foundation.

59.  The Foundation made numerous tuition payments on behalf of various individuals connected to Herbert Kurz and categorized those tuition payments as charitable under the IRC.

60.  Members of the Board of Directors of the Foundation, including Ellen Kurz, used American Express Cards issued to the Foundation to charge personal meals and other personal expenses to the Foundation.

61.  Herbert Kurz and Edythe Kurz used Foundation assets to pay for personal medical providers.

62.  Herbert Kurz and Edythe Kurz used Foundation assets to pay for the services of Ellen Fanning, Edythe Kurz’s personal caregiver.

63.  Herbert Kurz used Foundation assets to pay a housekeeper.

64.  Members of the Board of the Foundation used Foundation assets to pay for personal travel expenses.

65.  In 2006, Herbert Kurz requested that an employee of Presidential, Charles Synder, a Certified Public Accountant, sign the Foundation’s tax return.

66.  In 2007, Herbert Kurz again requested that Charles Synder sign the Foundation’s tax return.

67.  Charles Synder requested documents from Herbert Kurz in connection with his signing of the Foundation’s tax returns and Herbert Kurz failed to provide many of the requested documents.

68.  Herbert Kurz did not seek approval from Presidential to have its employee assist him with the filing of the Foundation’s tax returns.

Accordingly, you are hereby advised that the application of the Kurz Family Foundation, Ltd. for acquisition of control of Presidential is disapproved. In addition, Mr. Herbert Kurz may no longer serve as an officer, director, or controlling person of Presidential.

In accordance with Insurance Law § 1506, you may request a hearing on the disapproval of the Application and the removal of Mr. Kurz as an officer, director, and/or controlling person of Presidential. Such request must be submitted to the undersigned in writing within 10 days of the date of this letter.

Very truly yours,
/s/ Martha A. Lees Martha A. Lees Deputy Superintendent and General Counsel
cc:	Mr. Donald Barnes President and Chief Executive Officer Presidential Life Insurance Company 69 Lydecker Street Nyack, New York 10960

STATE OF NEW YORK
INSURANCE DEPARTMENT
25 BEAVER STREET
NEW YORK, NEW YORK 10004

David A. Paterson	Kermitt J. Brooks
Governor	Acting Superintendent

July 7, 2009

Andrew Ross, Esq.
Montalbano, Condon & Frank, P.C.
67 North Main Street, Third Floor
New City, New York 10956

Re:	Application for Approval of Acquisition of Control of Presidential Life Insurance Company (“Presidential”) by Kurz Family Foundation, Ltd. (“the Applicant”)

Dear Mr. Ross:

I write regarding the above-referenced application, which seeks approval from the New York Superintendent of Insurance (“Superintendent”) to acquire control of Presidential, which was submitted to the New York Insurance Department under cover letter dated March 17, 2009 and supplemented with additional information on April 16, 2009 and June 18, 2009 (the “Application”).

A. Factual Background

Applicant is a not-for-profit corporation that has been recognized as a private foundation by the Internal Revenue Service under Section 501(c)(3) of the Internal Revenue Code of 1986 (as amended). Applicant is primarily engaged in providing funding for charitable and educational purposes. Presidential is a direct, wholly-owned subsidiary of Presidential Life Corporation (“PLFE”).

According to the Application, Applicant has already acquired control of Presidential through the receipt of 5,364,371 shares of common stock of PLFE as a charitable donation from Herbert Kurz to the Applicant on October 28, 2008 (the “2008 Gift”). The 2008 Gift represented approximately 18.1% of the issued and outstanding PLFE common stock. Prior to the 2008 Gift, Applicant directly owned less than 2.7% of the issued and outstanding PLFE common stock. Applicant currently owns 6,164,981 shares of PLFE common stock, which constitutes approximately 20.8% of the issued and outstanding PLFE common stock.

In connection with the 2008 Gift, Applicant was supposed to submit an application for acquisition of control to the Superintendent prior to October 28, 2008. The Application, however, was not filed until March 17, 2009.

B. Legal Analysis

The Application was filed pursuant to Insurance Law § 1506 and Department Regulation 52. Insurance Law § 1506(a) provides:

(a)	No person, other than an authorized insurer, shall acquire control of any domestic insurer, whether by purchase of its securities or otherwise, unless:
(1)	it gives twenty days’ written notice to the insurer, or such shorter period of notice as the superintendent permits, of its intention to acquire control, and
(2)	it receives the superintendent’s prior approval.

Because the Applicant is not an authorized insurer as defined by Insurance Law § 107(a)(10), it cannot acquire control of Presidential, a New York domestic insurer, without the Superintendent’s prior approval.

Insurance Law § 1506(b) guides the Superintendent’s inquiry into whether to grant such approval by providing an exclusive list of factors to be considered. That provision reads, in pertinent part, as follows:

(b)	Only the following factors may be considered in making such determination:
(1)	the financial condition of the acquiring person and the insurer;
(2)	the trustworthiness of the acquiring person or any of its officers or directors;
(3)	a plan for the proper and effective conduct of the insurer’s operations;
(4)	the source of the funds or assets for the acquisition;
(5)	the fairness of any exchange of shares, assets, cash or other consideration for the shares or assets to be received;
(6)	whether the effect of the acquisition may be substantially to lessen competition in any line of commerce in insurance or to tend to create a monopoly therein; and
(7)	whether the acquisition is likely to be hazardous or prejudicial to the insurer’s policyholders or shareholders.

Section 80-1.6 of Regulation 52 similarly sets forth information that an applicant must furnish to the Superintendent when applying for approval of an acquisition of control. The information required includes the identity and background of the applicant; financial statements for the domestic insurer and the applicant; a description of the nature, source, and amount of consideration to be used in effecting the acquisition; and a description of the applicant’s objectives in acquiring control.

Upon considering the factors set forth in Insurance Law § 1506(b), in light of the representations contained in the Application and its supporting submissions, and in reliance upon the truth of these representations, the Superintendent concludes that the statutory factors, on balance, weight in favor of approving the acquisition of control. The Superintendent’s findings as to each of the applicable factors are set forth below:

Financial Condition:  The Superintendent, through Department staff, has reviewed the respective financial conditions of the Applicant and of Presidential and has found no patent conditions that themselves would seemingly preclude approval of the acquisition.

Trustworthiness:  A preliminary review of the biographical affidavits of the officers and directors of the Applicant revealed nothing regarding the backgrounds of such individuals that would indicate untrustworthiness, at least at first glance. The biographical affidavits submitted have been forwarded to the Albany office of the Department’s Consumer Services Bureau for further investigation. Moreover, if after full review the Superintendent finds one or more of the Applicant’s officers or directors to be untrustworthy, the Applicant has agreed to either promptly remove the officer or seek the removal of the director, or otherwise to relinquish control of Presidential.

Plan of Operations:  By letter dated June 18, 2009, Applicant stated that it does not intend to revise Presidential’s Plan of Operations. In the event that Applicant, at some time in the future, desires to change Presidential’s operations, Applicant will notify the Superintendent before it takes any action towards such change.

Source of Funds for Acquisition:  Acquisition of control was effected on October 28, 2008, when the Applicant received a charitable donation of 5,364,371 shares of PLFE common stock from Mr. Kurz, which represented approximately 18.1% of the issued and outstanding PLFE common stock.

Effect on Competition:  Based on the information available, the Superintendent has no reason to believe that the acquisition will have an adverse effect on competition. Applicant does not currently own or control any other insurance company, and therefore, the Acquisition of Control will not result in any market share increase for any line of business in New York or any other state.

Potential Hazard to Policyholders:  To ensure that Presidential’s policyholders are protected, the Applicant has agreed that, if after full review any of Applicant’s officers or directors is found to be untrustworthy, the Applicant will either promptly remove the officer or seek removal of the director, or otherwise relinquish control of Presidential.

Based upon the Application and documents furnished in connection therewith, and in reliance upon the facts and representations contained therein, the Superintendent concludes that the above factors weigh in favor of the acquisition. For that reason, because the acquisition is consistent with Departmental policy, and in view of the fact that the Application satisfies the requirements of Regulation 52, the Applicant’s acquisition of control of Presidential is hereby approved, although it is noted that the Application should have been made prior to the 2008 Gift.

Please note that Insurance Law § 1503 provides that a controlled insurer must file a holding company registration statement within 30 days of becoming a controlled insurer, and an amendment to its holding company registration statement within 30 days following any change in the identity of its holding company.

Sincerely,
/s/ Michael Campanelli Michael Campanelli Supervising Attorney
cc:	Presidential Life Insurance Company Kurz Family Foundation, Ltd. Herbert Kurz Kermitt J. Brooks Robert H. Easton Martin Schwartzman

STATE OF NEW YORK
INSURANCE DEPARTMENT
25 BEAVER STREET
NEW YORK, NEW YORK 10004

David A. Paterson	Kermitt J. Brooks
Governor	Acting Superintendent

July 7, 2009

Robert Sullivan, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036

Re:	Confirmation that Herbert Kurz Continues to Have Control Over Presidential Life Insurance Company (“Presidential”)

Dear Mr. Sullivan:

I write in response to your letter dated April 16, 2009 and accompanying materials (the “Request”) seeking Department confirmation that Herbert Kurz continues to have “control” over Presidential, a direct, wholly owned subsidiary of Presidential Life Corporation (“PLFE”), within the meaning of the New York Insurance Law.

According to the Request, on October 28, 2008, Mr. Kurz made a charitable donation to the Kurz Family Foundation of 5,364,371 shares of common stock of PLFE (the “2008 Gift”). The 2008 Gift represented approximately 18.1% of the issued and outstanding PLFE common stock. Prior to the 2008 Gift, the Kurz Family Foundation directly owned less than 2.7% of the issued and outstanding PLFE common stock. The Kurz Family Foundation currently owns 6,164,981 shares of PLFE common stock, which constitutes approximately 20.8% of the issued and outstanding PLFE Common Stock.

Section 1501(a)(2) of the New York Insurance Law defines “control” to mean “the possession direct or indirect of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities by contract (except a commercial contract for goods or non-management services) or otherwise.” The provision further states that “control shall be presumed to exist if any person directly or indirectly owns, controls or holds the power to vote ten percent or more of the voting securities of any other person,” but “control” can exist even where the presumption of control is not triggered.

As a result of the 2008 Gift, you advise that Mr. Kurz currently owns less than 10% of the PLFE common stock. The Request further represents that Mr. Kurz:

•	still directly owns 7.9% of PLFE common stock;
•	is the president and one of three directors of the Kurz Family Foundation, which together with Mr. Kurz, own approximately 28.7% of the issued and outstanding PLFE common stock; and
•	is the Chairman of the Board of Directors of PLFE.

Based on the representations set forth in the Request, the Department agrees that a determination of control is appropriate. Although Mr. Kurz no longer directly owns 10% or more of the issued and outstanding PLFE common stock, his power to direct or cause the direction of the management and policies of PLFE and Presidential remains significant by virtue of the facts presented, and is greater than that of a shareholder who merely owns 10% of the issued and outstanding PLFE common stock. Accordingly, based on the foregoing facts and circumstances, the Department deems Mr. Kurz to have control over Presidential within the meaning of Insurance Law §1501(a)(2). And given that status, Mr. Kurz must comply in all pertinent respects with Article 15 of the Insurance Law.

Sincerely,

/s/ Michael Campanelli
Michael Campanelli
Supervising Attorney

cc:	Kermitt J. Brooks Robert H. Easton Martin Schwartzman Michael Maffei Herbert Kurz